EXHIBIT 11.1

SunTrust Banks, Inc.

Statement re: Computation of Per Share Earnings

(In thousands, except per share data)

		Year Ended December 31
	2003	2002	2001	2000	1999	1998
Basic
Income before extraordinary gain	$1,332,297	$1,331,809	$1,375,537	$1,294,100	$1,123,952	$971,017
Extraordinary gain, net of taxes	—	—	—	—	202,648	—

Net income	$1,332,297	$1,331,809	$1,375,537	$1,294,100	$1,326,600	$971,017

Average basic common shares	278,295	282,495	287,702	297,834	317,079	314,908

Income before extraordinary gain	$4.79	$4.71	$4.78	$4.35	$3.54	$3.08
Extraordinary gain, net of taxes	—	—	—	—	0.64	—

Earnings per common share - basic	$4.79	$4.71	$4.78	$4.35	$4.18	$3.08

Diluted
Income before extraordinary gain	$1,332,297	$1,331,809	$1,375,537	$1,294,100	$1,123,952	$971,017
Extraordinary gain, net of taxes	—	—	—	—	202,648	—

Net income	$1,332,297	$1,331,809	$1,375,537	$1,294,100	$1,326,600	$971,017

Average common shares outstanding	278,295	282,495	287,702	297,834	317,079	314,908
Incremental shares outstanding (1)	3,139	3,557	3,882	3,122	4,095	4,803

Average diluted common shares	281,434	286,052	291,584	300,956	321,174	319,711

Income before extraordinary gain	$4.73	$4.66	$4.72	$4.30	$3.50	$3.04
Extraordinary gain, net of taxes	—	—	—	—	0.63	—

Earnings per common share - diluted	$4.73	$4.66	$4.72	$4.30	$4.13	$3.04

(1)	Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.